Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Aerpio Therapeutics, Inc., and the name of the corporation being merged into this surviving corporation is Aerpio Acquisition Corp.

SECOND: The Agreement and Plan of Merger and Reorganization (the “Agreement of Merger”) among the parties of the Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with requirements of Section 251 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is Aerpio Therapeutics, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be amended and restated in the form attached hereto as Exhibit A and as so amended, shall be the Certificate of Incorporation of the surviving corporation until amended as provided in such certificate of incorporation or applicable law.

FIFTH: The merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Agreement of Merger is on file at 9987 Carver Road, Suite 420, Cincinnati, OH 45242, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, this 15th day of March, 2017.

AERPIO THERAPEUTICS, INC.

By:	/s/ Joseph Gardner
Authorized Officer
Name: Joseph Gardner
Title: President and CEO

Exhibit A

CERTIFICATE OF INCORPORATION

OF

AERPIO THERAPEUTICS, INC.

1. Name. The name of the corporation is Aerpio Therapeutics, Inc.

2. Registered Office and Registered Agent. The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805, County of New Castle. The name of the registered agent at that address is Vcorp Services, LLC.

3. Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Capital Stock. The total number of shares that the corporation is authorized to issue is 100 shares of common stock, par value $0.001 per share.

5. Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6. Director Liability.

a)	Limitation. To the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Section 6 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

b)	Indemnification. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which DGCL permits the corporation to provide indemnification) through bylaws provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

c)	Modification. Any amendment, repeal or modification of the foregoing provisions of this Section 6 shall not adversely affect any right or protection of any director, officer, or other agent of the corporation existing at the time of such amendment, repeal or modification.

7. Board Rights. In furtherance and not in limitation of the powers conferred by statute, it is further provided that:

a)	The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

b)	The Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

8. Director Election. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

9. Amendment. Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the corporation, by the DGCL or by other applicable law, or by any contract or agreement to which the corporation is or may become a party, the corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.